Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Jeffrey B. Murphy, President and CEO or
Alfred L. LaTendresse, EVP and CFO
RTW, Inc.
(952) 893-0403
RTW, Inc. Reports Third Quarter Financial Results
—
     MINNEAPOLIS, MN — October 26, 2007 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to manage insured and self-insured workers’ compensation, disability and absence programs, today reported net income of $1.0 million, or $0.19 per diluted share for the third quarter ended September 30, 2007 compared to net income of $818,000, or $0.15 per diluted share for the second quarter of 2007 and $951,000, or $0.17 per diluted share for the third quarter of 2006.
     “We are pleased with the 24.3 percent growth in net income from the second quarter of 2007 and the 6.9 percent growth over the same period last year,” said Jeffrey B. Murphy, RTW’s President and CEO. “We expect growth in net income to continue for the remainder of 2007.”
     Premiums earned increased to $10.4 million in the third quarter of 2007 compared to $10.1 million in the second quarter of 2007 but decreased from $10.8 million for the same period in 2006. Premiums in force decreased to $47.6 million at October 1, 2007 from $48.4 million at July 1, 2007 and remained relatively flat compared to $47.5 million on December 31, 2006.
     “Overall, I am very pleased with the direction of the Company and satisfied with our results in the third quarter of 2007,” said Mr. Murphy. “Premiums in force declined from the second quarter as we continued to maintain our market discipline and only wrote business where we believe we can make a profit. I am optimistic about our insurance growth prospects over the next year as we focus on writing small accounts and association business where we believe rates are less volatile.”
     Service revenue earned during the third quarter of 2007 was $1.2 million, consistent with the second quarter but down from $1.4 million in the third quarter of 2006. Service revenue from the Minnesota Assigned Risk Plan (ARP) declined 15.5 percent from the second quarter of 2007 and 28.5 percent compared to the third quarter of 2006. Non-ARP service revenue increased during those periods 14.5 percent and 5.9 percent, respectively.
     “Due to the soft insurance market, participants continue to be attracted to leave the ARP by standard market insurers resulting in a decline in ARP premiums and a resulting decline in service revenue to us,” said Murphy. “We are pleased with the growth in non-ARP service revenue and believe that growth reflects our efforts and commitment to the service business. As previously reported, we restructured our Absentia sales and marketing team late in the second quarter, adjusted our process to reflect what we learned, and fine-tuned our sales approach to improve service revenue. We believe we are on the right track. Additionally:
•	We have expanded our reach and are now able to deliver TPA services in 50 states; and

•	We are providing services to customers with operations in over 35 states.
     We are committed to growing service revenue and remain excited about the future prospects of the service business.”
Other Three and Nine Month Result Information
     Net income for the nine months ended September 30, 2007 totaled $2.5 million or $0.47 per diluted share versus $3.4 million or $0.62 per share for the comparable period in 2006.
     Premiums earned decreased 6.7 percent to $30.5 million for the nine months ended September 30, 2007 compared to $32.7 million for the same period in 2006.
     Total revenue decreased to $13.0 million for the quarter ended September 30, 2007 compared to $13.6 million for the same period in 2006, and decreased to $38.4 million for the nine months ended September 30, 2007 from $41.4 million for the same period in 2006. For the quarter ended September 30, 2007, total revenue included investment income of $1.4 million compared to $1.3 million for the same period in 2006. For the nine months ended September 30, 2007, total revenue included investment income of $4.1 million compared to investment income of $4.0 million for the same period in 2006.
     The company continued to demonstrate its ability to manage and close claims. In the third quarter and for nine months ended September 30, 2007, RTW reduced unpaid claim and claim settlement expenses for 2006 and prior years by $550,000 and $1.6 million, respectively, and recorded corresponding pre-tax decreases to claim and claim settlement expenses reflecting this improvement. We recorded no development in the third quarter of 2006 and recorded a $1.6 million reduction through the first nine months of 2006. These results reflect our focus and commitment to continually improve our ability to affect outcomes for open claims from prior accident years.
Merger with Rockhill Holding Company
     As we announced on September 21, 2007, Rockhill Holding Company (Rockhill) and RTW, entered into a definitive merger agreement under which Rockhill will acquire all outstanding shares of RTW stock for $12.45 per share in cash, in a transaction valued at approximately $67.6 million. The proposed transaction has been unanimously approved by the Boards of Directors of both companies and is subject to customary closing conditions, regulatory reviews and approvals and approval by the shareholders of RTW. The transaction is not subject to financing conditions and is expected to close on or before December 31, 2007. After the merger, RTW will continue to operate as a separate wholly-owned subsidiary of Rockhill.
     In conjunction with obtaining shareholder approval of the merger, RTW has established November 6, 2007 as the record date for voting at a special meeting of shareholders. RTW has not yet established the date of the special meeting.
Important Merger Information
In connection with the proposed merger with Rockhill Holding Company, RTW filed a preliminary proxy statement with the SEC on October 22, 2007 and will file and mail a definitive proxy statement in connection with the RTW special meeting of shareholders held to approve the merger with Rockhill. Shareholders and investors are advised to read the proxy statement because it will contain important information about the merger and RTW. Shareholders and investors may obtain a free copy of the preliminary proxy statement now and the definitive proxy statement (when it becomes available) and other documents filed by the RTW with the SEC at the SEC web site at www.sec.gov. Free copies of the proxy statement and the Company’s other filings with the SEC, may also be obtained from the Company at www.rtwi.com. Free copies of RTW’s filings may be obtained by directing a written request to Secretary. RTW, Inc., 8500 Normandale Lake Blvd., Minneapolis, Minnesota 55437, Attention: Alfred LaTendresse or by telephone at 952-893-0403.
Participants in the Solicitation
RTW and its directors, executive officers and other members of its management may be deemed to be soliciting proxies from RTW’s shareholders in favor of the merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests in the merger of persons who may, under the rules of the SEC, be considered participants in the solicitation of RTW’s shareholders in connection with the merger by reading the preliminary and definitive proxy statements regarding the merger as filed with the SEC. Information about RTW’s directors and executive officers may be found in RTW’s definitive proxy statement for its 2007 Annual Meeting of Shareholders held on June 13, 2007, which was filed with the SEC on April 27, 2007. These documents will be available free of charge once at the SEC web site at www.sec.gov or by directing a request to RTW as described above.
Other Events
     In June and July 2007, the company decreased its employee count and reduced other operating expenses in an effort to improve profitability. RTW expects that these reductions will favorably affect operations for the foreseeable future.
     In August 2007, RTW made two separate announcements:
•	First, RTW announced that it had partnered with Med James, Inc. (Med James) to provide worker’s compensation coverage through RTW’s wholly-owned insurance subsidiaries to select supermarkets and grocery stores represented by Med James. Under the program, RTW is providing workers’ compensation insurance, along with its proprietary claims management products and services, ID15® and RTW Solution®, to supermarkets and grocery stores in six Midwest states with potential growth into additional states in the future. To date, the company has written premiums totaling over $500,000 under this program.

•	Secondly, RTW announced that it added RTW SelectRiteSM, an electronic pre-employment screening solution that enables employers to identify risks in employee candidates prior to hiring them, particularly employees who would have a high probability of being absent from work. The tool provides immediate feedback to employers and has demonstrated the ability to reduce an employer’s workers’ compensation costs.
Conference Call Information
     RTW will not hold a conference call for the third quarter of 2007 given the pending merger with Rockhill.
About RTW, Inc.
     RTW, Inc., based in Minneapolis, Minnesota, provides disability and absence management services, primarily directed at workers’ compensation to: (i) employers insured through our wholly-owned insurance subsidiaries, American Compensation Insurance Company (ACIC) and Bloomington Compensation Insurance Company (BCIC); (ii) self-insured employers on a fee-for-service basis; (iii) state assigned risk plans on a percent of premium basis; (iv) other insurance companies; and (v) agents and employers on a consulting basis, charging hourly fees. The company developed two proprietary systems to manage disability and absence: (i) ID15®, designed to quickly identify those injured employees who are likely to become inappropriately dependent on disability system benefits, including workers’ compensation; and (ii) RTW Solution®, designed to lower employers’ disability costs and improve productivity by returning injured employees to work as soon as safely possible. The company supports these proprietary management systems with state-of-the-art technology and talented people dedicated to its vision of transforming people from absent or idle to present and productive. ACIC writes workers’ compensation insurance for employers primarily in Minnesota, Colorado and Michigan, but is growing in new markets including Florida, Texas, Kansas, Connecticut, North Carolina and Iowa. BCIC offers workers’ compensation insurance to selected employers in Minnesota and Colorado. In addition, through its Absentia® division, RTW has expanded and provides non-insurance products and service offerings nationally. The company’s services are effective across many industries. RTW, Inc. is traded on the Nasdaq Global Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.
Safe Harbor Statement
     Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by us to analysts and shareholders in the course of presentations about RTW, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Any forward-looking statement contained herein including statements related to our outlook for the industry and for our performance for the year 2007 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of these forward-looking statements should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) our success in bringing the transaction with Rockhill to a close; (ii) our ability to retain renewing policies and write new business with a B++ (Very Good, Secure) rating from A.M. Best; (iii) adverse changes in the rating assigned to us by A.M. Best; (iv) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets and to operate profitably in providing these services; (v) changes in the pricing environment including those due to the cyclical nature of the property and casualty insurance industry and the effect of competition; (vi) the adequacy of our unpaid claim and claim settlement expense reserves; (vii) exposure to terrorist acts and our coverage and retention under The Terrorism Risk Insurance Extension Act of 2005 (TRIEA) and the potential expiration of TRIEA and the unpredictable nature of such events; (viii) our ability to obtain and retain reinsurance at a reasonable cost; (ix) our ability to provide our proprietary products and services to customers successfully and profitably; (x) competition and the regulatory environment in which we operate; (xi) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xii) investment risk, including those of our portfolio of fixed income securities and interest rate changes; (xiii) general economic and business conditions; and (xiv) other factors as noted in our other filings with the Securities and Exchange Commission. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.
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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months		For the nine months
	ended Sept. 30,		ended Sept. 30,
	2007	2006	2007	2006
REVENUES:

Gross premiums earned	$12,243	$12,949	$36,261	$39,130
Premiums ceded under excess of loss treaties	(1,873)	(2,112)	(5,745)	(6,414)

Premiums earned	10,370	10,837	30,516	32,716
Investment income	1,380	1,336	4,092	3,965
Service revenue	1,239	1,391	3,787	4,711

Total revenues	12,989	13,564	38,395	41,392

EXPENSES:

Claim and claim settlement expenses	6,984	8,029	21,124	22,511
Policy acquisition costs	1,411	1,291	3,779	3,851
General and administrative expenses	3,077	2,825	9,899	9,812

Total expenses	11,472	12,145	34,802	36,174

Income before income taxes	1,517	1,419	3,593	5,218

Income tax expense	500	468	1,109	1,779

Net income	$1,017	$951	$2,484	$3,439

Net income per share:

Basic	$0.20	$0.18	$0.48	$0.64

Diluted	$0.19	$0.17	$0.47	$0.62

Weighted average shares outstanding:

Basic	5,175,000	5,277,000	5,170,000	5,357,000

Diluted	5,299,000	5,459,000	5,297,000	5,544,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Available-for-sale investments, at market value	$101,319	$111,089
Cash and cash equivalents	25,994	13,898
Premiums receivable	2,577	2,367
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	74,948	77,168
On paid claim and claim settlement expenses	971	767
Other assets	15,544	13,150

Total assets	$221,353	$218,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$147,830	$152,327
Unearned premiums	9,650	7,432
Accrued expenses and other liabilities	9,430	7,325

Total liabilities	166,910	167,084

Shareholders’ equity	54,443	51,355

Total liabilities and shareholders’ equity	$221,353	$218,439